Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI’S EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
LAWRENCE TRACHTENBERG TO RETIRE AT YEAR-END
MARK FUNK NAMED HIS SUCCESSOR
Tempe, AZ – September 24, 2008 – Mobile Mini, Inc. (NASDAQ GS: MINI) today announced that Lawrence Trachtenberg, its Executive Vice President & CFO since December 1995, will retire at the end of 2008 to spend more time with his family. Mr. Trachtenberg had also been Mobile Mini’s General Counsel until June of this year, when he ceded the position to Chris Miner. He will continue to serve on Mobile Mini’s Board of Directors after his retirement and will become a part-time advisor to the Company.
The Company also announced that Mark Funk, age 46, currently a Managing Director of Deutsche Bank Securities Inc.’s Structured Debt Group, will join Mobile Mini on November 3rd to assume Mr. Trachtenberg’s executive responsibilities when he retires. Mr. Funk brings with him over 20 years of experience in the banking, finance, and accounting industry.
Steven Bunger, Mobile Mini’s Chairman, President & CEO stated, “We have been incredibly fortunate to have had Larry as our financial navigator all these years. On behalf of everyone associated with Mobile Mini, we thank Larry for putting in years of unrelenting work on so many fronts — accounting, SEC reporting, corporate finance, banking, legal, and investor relations. Back in 1996, he was the financial architect of Mobile Mini’s transformation from our former manufacturing and sales model into today’s marketing and leasing model with Company-owned branches. Of special recent note, Larry was integrally involved in the Mobile Storage Group merger and postponed his planned retirement to complete the transaction and its integration. Over the years, Larry has also played a crucial role in all of the M&A activities undertaken by Mobile Mini, plus our equity and debt financings, and our banking relationships. When Larry informed me and our Board that he was contemplating retirement from full time service, we asked that he remain and help recruit and retain a highly qualified replacement, which is precisely what Larry did when he recommended Mark as his successor. We are grateful that Larry will continue to serve on our Board and provide on-going guidance to the Company.”
Mr. Bunger continued, “Mark knows our business and industry extremely well and has been a fervent supporter of our growth strategy for many years. This expertise, plus the excellent relationships he has established with our finance and accounting team, including our lenders, give Mark a running start in his executing his new duties. We are delighted that Mark agreed to join the Mobile Mini team and are confident that we hired the right individual as our new CFO.”
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Mobile Mini, Inc. News Release	Page 2
September 24, 2008
After earning a Bachelor of Science degree in Business Administration from California State University - Long Beach and a Masters of Business Administration from University of California - Los Angeles, Mr. Funk passed the CPA exam and joined the public accounting firm of KPMG. Mark was subsequently promoted to Supervising Senior Auditor. Toward the close of 1988, he joined Deutsche Bank Securities and in the intervening years, he held positions of increasing executive responsibility in investment banking at the firm’s Los Angeles, London, Chicago and New York offices.
Because of his special expertise and history with the Company, Mr. Funk has worked with Mobile Mini’s finance team on several of the Company’s key transactions in recent years including acquisitions, debt offerings and expanded credit facilities. Most recently, he was integrally involved in securing the Company’s new $900 million asset-based revolving credit facility, which facilitated Mobile Mini’s June 2008 merger with Mobile Storage Group, Inc. In his latest position at Deutsche Bank Securities, Mr. Funk spearheaded several high profile structured debt transactions for such clients as Hertz, Dole, Neiman Marcus, RSC Equipment Rental, Building Materials Corporation of America, Aleris International, and NES Rentals.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 285,000 of portable storage units and portable offices with 100 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.mobilemini.com
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